UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CASCADE BANCORP

(Name of Registrant as Specified In Its Charter)

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1100 NW Wall Street
Bend, Oregon 97701

March 14, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cascade Bancorp (the “Company”) to be held on Monday, April 25, 2011, at 5:30 p.m. at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon.

The Notice of Annual Meeting of Shareholders and Proxy Statement are included herein and describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company and its subsidiaries. Directors and officers of the Company, as well as a representative of Delap LLP, the Company’s independent auditors, will be present to respond to appropriate shareholder questions.

Enclosed are the Company’s Annual Report and Form 10-K Report as filed with the Securities and Exchange Commission. Among other information, these reports include consolidated financial statements, the report of the independent auditors and management’s discussion and analysis of financial condition and results of operations.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote your proxy via the internet, by telephone or by mail in order to ensure a quorum.

Your continued interest and support of Cascade Bancorp are sincerely appreciated.

Sincerely,

Andrew J. Gerlicher
Secretary

Please give careful attention to all of the information enclosed with this letter, including the information contained or incorporated by reference in the proxy statement.

CASCADE BANCORP

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AT 5:30 P.M. ON MONDAY, APRIL 25, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of Cascade Bancorp (“Cascade” or the “Company”) will be held at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 25, 2011, at 5:30 p.m. Pacific Time for the following purposes:

1.	The election of 10 directors to the Board of Directors;
2.	To approve an amendment to the 2008 Performance Incentive Plan (the “Plan”) increasing the number of shares of stock reserved for issuance under the Plan from 1,000,000 to 6,000,000;
4.	To ratify the appointment of Delap LLP as Cascade’s independent auditors for 2011;
5.	To hold an advisory vote on executive compensation as disclosed in these materials;
6.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years; and
7.	To transact such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

If you were a shareholder of record of Cascade as of close of business on February 25, 2011, you are entitled to receive this notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Shareholders’ Meeting. We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy statement and annual report on Form 10-K to their shareholders via the Internet. We believe this method will allow shareholders to access the information they need, while lowering delivery costs and reducing the paper required. Accordingly, we sent all record shareholders who own fewer than 50,000 shares and beneficial owners a Notice of Internet Availability of Proxy Materials which contains instructions on how to access proxy materials via the Internet or how to request a printed set of proxy materials.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy via the Internet, telephone or mail in order to ensure the presence of a quorum.

Registered holders may vote:

1.	By Internet: go to http://www.investorEconnect.com;
2.	By toll-free telephone: call 1-800-579-1639; or
3.	By mail: mark, sign and date and promptly mail the enclosed proxy card.

Beneficial holders.  If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

Andrew J. Gerlicher
Secretary

March 14, 2011
Bend, Oregon

PROXY STATEMENT
OF
CASCADE BANCORP
1100 N.W. Wall Street
Bend, Oregon 97701
(541) 385-6205

ANNUAL MEETING OF SHAREHOLDERS
April 25, 2011

When and where is the Meeting?

The 2011 Annual Meeting of Shareholders of Cascade Bancorp (“Cascade” or the “Company”) will be held at the Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 25, 2011 at 5:30 p.m. Pacific Time (the “Meeting”).

Why am I receiving these materials?

The Board of Directors of the Company (the “Board”) has made these materials available to some larger shareholders by mail and to all other shareholders on the Internet, or upon request, has delivered printed versions of these materials by mail in connection with the Board’s solicitation of proxies for use at the Meeting. Our shareholders are invited to attend the Meeting and are requested to vote on the proposals described in this proxy statement.

What items will be voted on at the Meeting?

This proxy statement, which was first mailed to shareholders on or about March 14, 2011, is furnished in connection with the solicitation of proxies by the Board to be voted at the Meeting. The purpose of this proxy statement is to solicit the votes of the Cascade shareholders with respect to the following matters:

Proposal 1.	To elect ten (10) directors to the Board of Directors;
Proposal 2.	To approve an amendment to the 2008 Performance Incentive Plan (the “Plan”) increasing the number of shares of stock reserved for issuance under the Plan from 1,000,000 to 6,000,000;
Proposal 3	To ratify the appointment of Delap LLP as the Company’s independent auditors for 2011;
Proposal 4.	To hold an advisory vote on executive compensation as disclosed in these materials;
Proposal 5.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

Who may vote?

If you were a shareholder of Cascade as of the close of business on February 25, 2011 (the “Record Date”), you are entitled to vote at the Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 47,061,941 shares outstanding held by approximately 475 holders of record.

Why did some shareholders receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we have elected to provide our shareholders with access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record who hold less than 50,000 shares of the Company’s common stock and to beneficial owners. All shareholders can access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I vote?

We encourage you to vote electronically or by telephone. You may vote via the Internet at www.proxyvote.com or, if you requested or received printed copies of the proxy materials by mail, you can also vote by mail or by telephone by calling 1-800-579-1639. Please see “Voting via the Internet or by Telephone” near the end of this proxy statement for additional information regarding these methods of voting. To vote by mail, please complete, sign and date the proxy card and return it to us at your earliest convenience.

If you are a shareholder of record as of February 25, 2011, you may vote in person at the Meeting. Even if you plan to attend the Meeting, please complete, date, and sign the accompanying proxy and return it promptly to us by mail, or vote via the Internet or telephone.

How is my proxy voted?

If you submit a properly executed proxy with no instructions, the named proxy holders will vote your shares in favor of:

•	the director nominees listed in this proxy statement;
•	an amendment to our 2008 Performance Incentive Plan;
•	the ratification of the appointment of Delap LLP as the Company’s independent auditors;
•	the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials; and
•	a frequency of every year for future advisory votes on executive compensation.

In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the Meeting. The Board has named Patricia Moss and Gary Hoffman, M.D. as the proxy holders. Their names appear on the proxy form accompanying this proxy statement. You may name another person to act as your proxy if you wish, but that person would need to attend the Meeting in person or further vote your shares by proxy.

How do I change or revoke a proxy?

After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the Meeting. You may revoke your proxy by submitting a proxy bearing a later date or by notifying the Secretary of Cascade (in person or in writing by mail) of your wish to revoke your proxy. You may also change your proxy or vote by voting again via the Internet or by telephone as described above. If you wish to revoke your proxy by mail, your revocation must be received by the Secretary of Cascade no later than 5:00 p.m., local time, on Friday, April 22, 2011, the last business day before the Meeting. If you are a record holder, you may also revoke your proxy by oral request if you are present at the Meeting.

You may still attend the Meeting even if you have submitted a proxy. You should be aware that simply attending the Meeting will not, of itself, revoke a proxy.

How do we determine a quorum?

We must have a quorum to conduct any business at the Meeting. Shareholders holding at least a majority of the outstanding shares of common stock must either attend the Meeting or submit proxies to have a quorum. If you come to the Meeting or submit a proxy but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum, but not count your shares as voting for or against the given matter.

How do we count votes?

The named proxy holders will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against a matter submitted to a vote of shareholders. Each share is entitled to one vote.

A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions on a non-routine matter to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

What is the voting requirement to approve each proposal?

Approval of Director Nominees

Assuming the existence of a quorum, the ten (10) director nominees receiving the most votes will be elected, even if the number of votes is less than a majority of the votes cast or present.

Approval of Amendment to 2008 Performance Incentive Plan

Assuming the existence of a quorum, the proposal to approve an amendment to the 2008 Performance Incentive Plan will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against it.

The Advisory Vote on Executive Compensation

Assuming the existence of a quorum, executive compensation will be ratified if the number of shares voted in favor of the proposal exceeds the number of shares voted against it.

The frequency of the advisory vote on Executive Compensation

Assuming the existence of a quorum, the alternative receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that shareholders approve.

Approval to Ratify Appointment of the Company’s Independent Auditors

Assuming the existence of a quorum, the appointment of the Company’s independent auditors will be ratified if the number of shares voted in favor of the proposal exceeds the number of shares voted against it.

How many shares are held by directors and officers?

As of the Record Date, directors and named executive officers of Cascade beneficially owned 132,047 shares of common stock eligible to vote at the Annual Meeting, or approximately 0.28% of the outstanding shares. We expect that all directors and executive officers will vote in favor of all proposals.

Who is paying the cost of this proxy solicitation?

Cascade will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Cascade requests that banks, brokerage houses, other institutions, nominees, and fiduciaries forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Cascade and its bank subsidiary, Bank of the Cascades (the “Bank”), acting on Cascade’s behalf, may solicit proxies personally. Cascade may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. In addition, Cascade may engage an outside proxy solicitation firm to render proxy solicitation services.

Are there any retroactive adjustments to the data in this proxy statement?

All share related data has been retroactively adjusted for the one-for-ten reverse stock split that was effective in 2010.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of ten (10) directors. The Board of Directors has amended the Bylaws to provide that the number of directors will be ten (10), which amendment is effective immediately following the Meeting. The Board has nominated the ten (10) persons listed under the heading “Nominees” for re-election at the Meeting to serve as directors until the 2012 Annual Meeting of Shareholders and until their successors have been elected and qualified.

Unless otherwise directed, the proxies solicited by the Board will be voted FOR the election of the nominees named below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted either (1) for the election of such substitute as the named proxies may recommend, or (2) for the balance of the nominees, leaving a vacancy. At this time the Board knows of no reason why any nominee might be unavailable to serve.

The Bylaws of the Company do not allow nominations from the floor at the Meeting. Any shareholder wishing to nominate a person for election as a director must submit that nomination to the Secretary of Cascades as outlined under “Nominating and Corporate Governance Committee.”

The directors and named executive officers of Cascade beneficially own and have the right to vote 132,047 shares, or approximately 0.28% of the shares entitled to be voted at the Meeting.

Nominees

All Nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected. The age indicated and other information in each nominee’s biography is as of the Record Date.

Nominees for Election:	Age	Year First Elected Director
Jerol E. Andres	67	1993
Henry H. Hewitt	69	2004
Gary L. Hoffman	70	1984
Judith A. Johansen	52	2006
Patricia L. Moss	57	1993
Ryan R. Patrick	55	1998
Thomas M. Wells	59	2006
Chris Casciato	52	2011*
Michael Connolly	45	2011*
James B. Lockhart III	64	2011*

*	On January 28, 2011, the Company sold 44,193,750 shares of Common Stock at a price of $4.00 per share, for total gross proceeds of $176,775,000. As a condition of the closing of the sale of Common Stock, each of Lightyear Capital LLC (“Lightyear”), private equity funds affiliated with Leonard Green & Partners, L.P. (“Leonard Green”), and an affiliate of WL Ross & Co. LLC (“WL Ross”), were entitled to have one person nominated by them elected to the Board of Directors of the Company and the Bank. Accordingly, on January 28, 2011, upon the closing of the transaction, Chris Casciato, a Managing Director of Lightyear, Michael Connolly, a Partner of Leonard Green, and James B. Lockhart III, Vice Chairman of WL Ross, were elected to the Board of Directors of each of the Company and the Bank.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of the directors or executive officers.

Jerol E. Andres.  Mr. Andres has served as a director since 1993. Mr. Andres is currently retired. From 1988 to 2010 Mr. Andres served as CEO and President of JELD-WEN Development, Inc., a real estate development company. He also served as the Board Chair of Central Oregon Clear One Health Plans Inc., the former provider of health insurance to the Company, serves as a board member of High Desert Museum, and Suncadia, Inc. where JELD-WEN Inc. is the majority owner.

Henry H. Hewitt.  Mr. Hewitt has been a director of the Company since 2004. Mr. Hewitt joined the Portland, Oregon based law firm of Stoel Rives LLP as an associate in 1969 and became a partner in 1975 and currently serves as its Business Practice Group Leader. He was Chairman of Stoel Rives LLP from 1990 to 1998 and from 2001 until 2005. His practice emphasizes general business advice, acquisitions, financings and strategic planning. He currently serves on the board of directors of Columbia Forest Products, Inc. and Hampton Resources, Inc. as a board member on Friends of the Family and the board of trustees for Willamette University (Chairman, 1995-2003).

Gary L. Hoffman, M.D.  Dr. Hoffman has been a director of the Company and the Bank since 1984. Dr. Hoffman served as Vice Chairman of the Board from 2000 until 2005, when he was appointed Chairman of the Bank and the Company Board of Directors. Dr. Hoffman was the owner of Grand Yachts Northwest from March 2001 until May 2005. Dr. Hoffman currently serves as a director of Pneu-Logic Corporation in Portland, Oregon, and is a co-founder and was a member of the board of directors of Deschutes Medical Products, Inc. in Bend, Oregon.

Judith A. Johansen.  Ms. Johansen has been a director of the Company since 2006. Ms. Johansen currently serves as the President of Marylhurst University, a position she has held since July 2008. In addition, Ms. Johansen served as PacifiCorp President/CEO from 2000 to 2006. She currently serves on the boards of Schnitzer Steel Industries, Inc., Kaiser Permanente Foundation, and Idaho Power Co.

Patricia L. Moss.  Ms. Moss has been director of the Company since 1993. Ms. Moss currently serves as CEO of the Bank and President and CEO of the Company. Ms. Moss has served as CEO of the Bank and President and CEO of the Company since 1998. She currently serves as a director of MDU Resources, Inc., and Central Oregon Clear One Health Partners, Inc., the former provider of health insurance to the Company, and serves on the advisory board of Oregon Investment Fund.

Ryan R. Patrick, CPA.  Mr. Patrick has been a director of the Company since 1998. Mr. Patrick, a certified public accountant, has been a partner in the firm of Patrick Casey & Co. LLP since 2000. His experience includes financial reporting and business and tax consulting for a wide range of clients, including individuals, corporations, partnerships, estates and trusts. Mr. Patrick is a former director of Cascade Healthcare Community, which operates St. Charles Medical Centers in Bend and Redmond, Oregon. Mr. Patrick also serves as a Trustee on the Company’s Profit Sharing/401(k) Plan. He currently serves as a director of CentWise Drug of Redmond Inc.

Thomas M. Wells.  Mr. Wells was elected a director in 2006 by the Cascade shareholders in connection with the merger of Cascade and F&M Holding Company. He is the senior partner and CFO of the law firm Wells, Jaworski & Liebman, LLP, which he founded in 1986. Mr. Wells serves as counsel to David F. Bolger, the owner of approximately 14.0% of the outstanding shares in the Company. Under the provisions of a shareholders agreement with the Company, Mr. Bolger has the right to designate one director to serve on the Board. Mr. Wells is Mr. Bolger’s designated nominee. In addition to his legal practice, Mr. Wells serves as Trustee of the Bolger Foundation, as president and Trustee of the Wells Mountain Foundation, and as Managing Member of Wells Mountain LLC.

Chris Casciato.  Mr. Casciato is a Managing Director and member of the Investment Committee of Lightyear Capital. He joined Lightyear Capital in 2008 after having spent over 20 years at Goldman, Sachs & Co., where he was a Partner and held several positions including Chief Operating Officer of Goldman Sachs’ global investment banking business. He serves on the Board of Directors of Lightyear portfolio company, Community and Southern Holdings and its subsidiary, Community and Southern Bank while also serving on the Board of Directors of Sunoco, Inc. Pursuant to the terms of the Amended and Restated Securities Purchase Agreement between the Company and Lightyear, Lightyear has the right to designate one director to serve on the Board. Mr. Casciato is Lightyear’s designated nominee.

Michael Connolly.  Mr. Connolly is partner of Leonard Green and Partners, LP, a Los Angeles-based private equity firm that manages over $9 billion in assets. Prior to joining Leonard Green in 2007, Mr. Connolly was a Managing Director at UBS Investment Bank. Before joining UBS Investment Bank, he was an investment banker at Donaldson, Lufkin, and Jenrette Securities Corporation from 1992 through 2000. Pursuant to the terms of the Securities Purchase Agreement between the Company and Leonard Green, Leonard Green has the right to designate one director to serve on the Board. Mr. Connolly is Leonard Green’s designated nominee.

James B. Lockhart III.  Mr. Lockhart is the Vice Chairman of WL Ross & Co. where he focuses on financial services and the mortgage recovery fund. Prior to joining in September 2009 he was the Director of the Federal Housing Finance Agency, regulator of Fannie Mae, Freddie Mac and the twelve Federal Home Loan Banks, and its predecessor agency, the Office of Federal Housing Enterprise Oversight. He served as the Chairman of Federal Housing Finance Oversight Board and a member of the Financial Stability Oversight Board. Mr. Lockhart has also served as the Deputy Commissioner and Chief Operating Officer of Social Security, Secretary to Board of Trustees and a member of President Bush’s Management Council. Mr. Lockhart co-founded and served as managing director of NetRisk, a risk management software and consulting firm serving major financial institutions, banks, insurance companies and investment management firms worldwide. He held senior positions at National Reinsurance, Smith Barney, Alexander & Alexander and Gulf Oil, in Europe and the U.S. He has served as a member of the American Benefits Council’s Board of Directors and of the Advisory Board to the Task Force for the Critical Review of the US Actuarial Profession. He is a director of Virgin Money and the American Securitization Forum (ASF). Pursuant to the terms of the Securities Purchase Agreement between the Company and WL Ross, WL Ross has the right to designate one director to serve on the Board. Mr. Lockhart is WL Ross’s designated nominee.

THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE TO THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS COMPOSITION AND RESPONSIBILITIES

Board of Directors Composition and Leadership

The Cascade Board of Directors currently is made up of ten (10) directors. The Board of Directors determined that each of the directors is an “independent director” as defined under the NASDAQ rules except for Ms. Moss. There is an agreement between Ms. Moss and the Company pursuant to which the Company will exercise its best efforts to cause Ms. Moss to be nominated as a director of the Company.

Responsibilities of the Board of Directors

Each director is responsible for discharging his or her duties in good faith in the best interests of the Company, and with the care a prudent person would reasonably exercise under the circumstances. Directors have a duty to effectively monitor management’s capabilities, compensation, leadership and performance, without undermining management’s ability to successfully operate the business. The Board is authorized to retain outside legal, accounting or other advisors, as necessary, to carry out its responsibilities.

Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. Directors are expected to disclose all business relationships with the Company and recuse themselves from discussions and decisions affecting those relationships. The Company annually solicits information from directors in order to monitor potential conflicts of interest and to make its determination of director independence.

Meeting Responsibilities

Directors are expected to attend the annual meeting of shareholders and scheduled Board meetings in person and are expected to review pre-meeting materials and to take an active and effective role in all meetings and deliberations.

During the fiscal year 2010, the Board met seventeen (17) times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of all meetings held by Board committees on which he or she served. All directors attended the 2010 annual meeting.

Non-Management Directors — Stock Ownership Guidelines

The Board has adopted stock ownership guidelines applicable to all non-management directors of the Company. The guidelines generally provide that any non-employee director should own, within four years of the beginning of their board service, Company Common Stock having a fair market value equal to four times the director’s annual cash retainer.

Related Person Transactions Policy and Procedure

In November 2007, the Board of Directors adopted a written Related Person Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) Cascade was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest. A related person as defined in the policy is (i) a member of the Board of Directors, (ii) a nominee for the Board of Directors, (iii) an executive officer, (iv) a person who beneficially owns more than 5% of Cascade’s Common Stock or (v) any immediate family member of any of the people listed above.

Under the policy, the related person is required to notify and provide information regarding the related person transaction to the Company’s Chief Financial Officer (CFO). If the CFO determines that the proposed transaction is a related person transaction in which the related person’s interest is material, the Governance Committee must review the transaction for approval or disapproval. In determining whether to approve or disapprove a related party transaction, the Governance Committee shall consider all relevant facts and circumstances. No committee member shall participate in the review of a related person transaction if he or she has an interest in the transaction.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has designated the following committees: Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee.

The current composition of each Board committee is:

Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Jerol Andres (chair)	Ryan Patrick (chair)	Thomas Wells (chair)(1)
Henry Hewitt	Gary Hoffman	Henry Hewitt
Judith Johansen	Judith Johansen	Gary Hoffman
Thomas Wells	Jerol Andres

1)	Mr. Wells has served as chair of the Nominating Committee since November 22, 2010. Prior to November 22, 2010, Mr. Hewitt served as chair.

Compensation Committee

As more fully described in its charter, the Compensation Committee provides assistance to the Board of Directors by discharging its responsibilities relating to the compensation of the Company’s Named Executive Officers (“NEOs”) and directors, and by approving the annual report on executive compensation for inclusion in the Company’s proxy statement. The Board has delegated authority to the Compensation Committee to approve compensation for the NEOs and to recommend the compensation of the CEO to the Board of Directors for approval. The Committee meets at least twice annually and additionally on an as-needed basis. A copy of the Compensation Committee Charter is available on the Company’s website at www.botc.com.

Annual NEO compensation decisions are typically made at the February Committee meeting, and Board meeting in the case of the CEO. Compensation for NEOs is determined based on a number of factors as discussed more specifically in the “Executive Compensation Philosophy and Objectives for Named Executive Officers.” These factors are reviewed by the Compensation Committee and include the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the compensation for peers within the Company and with the Peer Group (as discussed below), compensation in the relevant marketplace for similar positions, and performance of the individual and the Company as a whole. In making its determination, the Compensation Committee considers all forms of compensation and benefits using widely accepted practices to review the total value delivered through all elements of pay and the potential future value of the Compensation Committee’s current compensation decisions.

Interaction with Consultants.  The Compensation Committee has in the past engaged a compensation consultant to provide input on executive compensation plan design and structure, assist in Peer Group selection, and recommend compensation ranges. In 2010, the Compensation Committee retained McLagan, consultants specializing in the banking industry, to assist with projects. One of the projects focused primarily on the development of a peer group of banks of similar size and business strategy for 2010 for comparative compensation purposes. The consultants are independent and report directly to the Committee.

Review of Risk Associated with Compensation Plans.  The Compensation Committee engaged McLagan to conduct a risk review of its compensation policies and practices in place for employees. As a result of such review, the Compensation Committee has determined that there are no risks that are reasonably likely to have a material adverse effect on the Company.

Role of Executives in Compensation Committee Deliberations.  The Compensation Committee frequently requests the attendance of the CEO and the Executive Vice President and Chief Human Resources Officer at Compensation Committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally other executives may be invited to attend a Compensation Committee meeting to provide pertinent financial or human resources information. NEOs in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding NEO compensation.

The Compensation Committee discusses the CEO’s compensation with her, but final deliberations and all votes regarding her compensation are made without her present. The Compensation Committee makes recommendations to the Board for final approval regarding all compensation matters for the CEO. The Compensation Committee makes all decisions related to compensation for the other NEOs after receiving recommendations from the CEO and input from the independent compensation consultants. A NEO is not present at a meeting when his or her compensation is being approved.

The Compensation Committee met four times during 2010. For more information about the Compensation Committee’s activities see “Compensation Discussion and Analysis” and “Report of the Compensation Committee of the Board of Directors.”

Audit Committee

The Audit Committee consists of four directors, each of whom is determined to meet the independence standards for members of public company audit committees set forth in NASDAQ Listing Standards and SEC rules. The Audit Committee operates under a written charter adopted by the Board. The Board has determined that Mr. Patrick is qualified as an Audit Committee financial expert as defined in Item 401 of Regulation S-K and NASDAQ listing standards. The Audit Committee charter is available on the Company’s website at www.botc.com.

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to corporate accounting and reporting practices of the Company, and to assure the quality and integrity of its consolidated financial statements. The purpose of the Audit Committee is to serve as an independent and objective party to: (i) monitor the Company’s financial reporting process and internal control system, (ii) oversee, review and appraise the audit activities of the Company’s independent auditors and internal auditing function, (iii) maintain complete, objective and open communication between the Board, the independent accountants, financial management, and the internal audit function and (iv) oversight of the Company’s risk assessment and risk management policies and practices. The Audit Committee provides oversight and evaluation of the process by which management certifies the effectiveness of the Company’s system of internal controls. The Audit Committee reviews and discusses with the independent auditor its attestation report on the Company’s system of internal control over financial reporting and its findings as to deficiencies in the system of controls, if any.

The Company’s independent auditor reports directly to the Audit Committee. The Audit Committee is solely responsible for appointing or replacing the Company’s independent auditor, recommending the submission of such appointment to a shareholder vote, and assuring the independence and providing oversight and supervision thereof. Any non-audit services provided by the auditor must be pre-approved by the Audit Committee. The Audit Committee met twelve times during 2010. For more information about the Audit Committee’s activities see “Report of the Audit Committee of the Board of Directors.”

Nominating and Corporate Governance Committee

As more fully described in its charter, the Nominating and Corporate Governance Committee (the “Governance Committee”) provides assistance to the Board by identifying qualified individuals as prospective Board members and recommends to the Board of Directors the director nominees for election at the annual meeting of shareholders. The Governance Committee oversees the annual review and evaluation of the performance of the Board and its committees, develops and recommends corporate governance guidelines to the Board of Directors, and leads and oversees a search process in the event of a CEO vacancy. In addition, the Governance Committee examines, evaluates, and monitors the independence of directors for general Board positions, as well as for specific committee duties, and evaluates specific qualifications for members serving as audit committee financial experts. The Governance Committee also reviews and approves or ratifies any material potential conflict of interest or transaction between Cascade and any “related person” as defined under applicable SEC rules. See “Related Person Transactions Policy and Procedures” below. The Nominating and Corporate Governance Committee met three times during 2010.

The Governance Committee evaluates the qualifications of individual candidates for the Board using a consistent process that takes into account all factors and criteria it considers appropriate, including identifying the beneficial impact a candidate will have on the Company and the Board in terms of skill set, expertise, experience, business development contributions, background, character, individual success in chosen fields, public company expertise, geographic diversity, and independence of candidates. The Governance Committee will consider shareholder recommendations for candidates for the Board using the same process. Shareholder recommendations for potential directors must be in writing, the shareholder submitting a recommendation must have continuously held at least $2,000 in market value of Cascade Bancorp common stock for at least one year and hold the stock through the date of the annual meeting. Any shareholder who intends to nominate a director at an annual meeting must deliver notice to the Secretary of Cascade not less than 60 or more than 90 days prior to the date of the annual meeting; provided, however, that if less than 65 days notice or prior public disclosure of the meeting date is given to shareholders, the shareholder’s notice of a director nomination must be received before the close of business on the 15th day after the notice or prior public disclosure to be timely. The shareholder notice must include, for each nominee, the name, age, business address, residences, principal occupation or employment, number of shares owned by the nominee and other information that would be required under the rules of the SEC. The Governance Committee requires evidence that the nominee’s qualifications meet the criteria and considerations as outlined in the Committee charter or as published by the Company from time to time. Refer to the Governance Committee Charter at the Company’s website www.botc.com for minimum qualifications of director candidates and procedures for shareholders in communicating with the Board.

Director Qualifications and Experience.  The following table identifies the experience, qualifications, attributes and skills that the Board considered in making its decision to appoint and nominate directors to our Board. This information supplements the biographical information provided above. The vertical axis displays the primary factors reviewed by the Governance Committee in evaluating a board candidate.

	Andres	Casciato	Connolly	Hewitt	Hoffman	Johansen	Lockhart	Patrick	Wells	Moss
Experience, Qualification, Skill or Attribute
Professional standing in chosen field	X	X	X	X	X	X	X	X	X	X
Expertise in financial services or related industry	X	X	X	X	X	X	X	X	X	X
Audit Committee Financial Expert (actual or potential)	X	X	X	X		X	X	X		X
Civic and community involvement	X	X	X	X	X	X	X	X	X	X
Other public company experience	X	X	X	X		X	X		X	X
Leadership and team building skills	X	X	X	X	X	X	X	X	X	X
Diversity by race, gender or culture						X				X
Specific skills/knowledge:
- finance		X	X	X		X	X	X		X
- technology
- marketing	X					X
- public affairs		X	X	X		X	X			X
- HR				X					X	X
- governance		X	X	X		X	X		X	X

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Gary L. Hoffman	55,450	0	0	0	11,449	0	66,899
Jerol E. Andres(1)	47,800	0	0	0	22,408	0	70,208
Henry H. Hewitt	43,600	0	0	0	0	0	43,600
Judith A. Johansen	40,000	0	0	0	0	0	40,000
Clarence Jones(2)	12,300	0	0	0	0	0	12,300
Ryan R. Patrick	49,800	0	0	0	10,167	0	59,967
James E. Petersen(2)	14,150	0	0	0	22,696	12,000	48,846
Thomas M. Wells	38,500	0	0	0	0	0	38,500

(1)	Mr. Andres deferred his board fees, cash retainer and chair fees.
(2)	Mr. Jones and Mr. Petersen retired in April 2010.

Fees Earned or Paid in Cash (column b):  Each Company director received an annual cash retainer of $26,000 in 2010. Directors received $9,000 cash to compensate them for their expected attendance at nine board meetings. The Chairman of the Board (Hoffman) received an additional fee of $20,000 in 2010. The following Directors received cash compensation for acting as Committee Chairs: Andres (Compensation) $7,500, Hewitt (Nominating & Corporate Governance) $4,000, Patrick (Audit) $9,000, and Petersen (Trust —  bank committee) $1,360. Directors also received cash compensation for their anticipated attendance at various committee meetings, with the exception of Loan Committee, for which cash compensation was paid for actual attendance. The committee meeting fees paid were: Hoffman — $450, Andres — $5,300, Hewitt — $4,100, Johansen — $5,000, Jones — $1,433, Patrick — $5,800, Petersen — $1,170, and Wells — $3,500. The fee schedule for attending various committee meetings is: $500 for all committee meetings with exception of Loan Committee, which is $150. At the start of the year, fees are calculated based on anticipated number of committee meetings with exception of Loan Committee, and fees are then paid out pro-rata on a monthly basis. Employee directors do not receive fees for serving on the board.

Stock Awards (column c):  Restricted stock is typically granted annually; however, no grants were made in 2010. In February 2011, directors each received 2,420 shares of 100% immediately vested restricted stock with a fair value at grant date of $22,100.

Option Awards (column d):  The Company historically has not granted any stock options to directors other than nonqualified stock options. The Company did not grant any stock options to the directors in 2010.

Change in Pension Value and Nonqualified Deferred Fee Earnings (column f): Several of the directors are party to a director emeritus agreement. The amounts in this column represent the 2010 annual accrual for each of the directors that is party to a director emeritus agreement. The director emeritus agreement provides for a benefit of $18,000 per year for 10 years for directors Hoffman, Andres, Patrick and Petersen. The benefit will be paid from the director’s normal retirement date until the later of the director’s death or 120 months.

All Other Compensation (column g):  Mr. Petersen retired in April 2010 and started to receive payments from his director emeritus agreement.

Deferred Fee Arrangements:  Directors Hoffman, Andres, Hewitt, Patrick, Petersen, and Wells are party to Deferred Fee Agreements, with interest credited annually at a rate of 3%.

Aggregate Number of Option Awards Outstanding at Fiscal Year End 2010:  Hoffman — 742; Andres —  0; Hewitt — 0; Johansen — 0; Jones — 0; Patrick — 742; Petersen — 742; and Wells — 0.

Aggregate Number of Restricted Stock Units Outstanding at Fiscal Year End 2010:  Hewitt — 1,181.

EXECUTIVE OFFICERS

The following table sets forth certain information about the Company’s executive officers:

Name	Age	Position
Patricia Moss	57	President and CEO of Cascade Bancorp since 1998.
Michael Delvin(1)	62	Executive Vice President and Chief Operating Officer of Cascade Bancorp since 1998 and President and Chief Operating Officer of Bank of the Cascades since 2004.
Gregory Newton(2)	59	Executive Vice President and Chief Financial Officer of Cascade Bancorp and Bank of the Cascades since 2002.
Peggy Biss(3)	53	Executive Vice President, Chief Human Resources Officer of Cascade Bancorp and Bank of the Cascades since 2002.
Michael Allison(4)	54	Executive Vice President and Chief Credit Officer of Cascade Bancorp and Bank of the Cascades since 2009.

(1)	Michael Delvin. In addition to his responsibility for the daily operation of the Bank since 1998, Mr. Delvin actively manages the Bank’s expansion of technology, services and locations within Central Oregon, Salem, Southern Oregon, Portland and Idaho markets. Prior experience includes serving as executive vice president for Security Bank Holding Company in the roles of chief credit officer and chief financial officer. He was also associated with First Interstate Bank for over 20 years. Mr. Delvin has served on the Board of Directors of the Deschutes Public Library Foundation and as Chair of the Oregon Bankers Association for-profit subsidiary BancSource.
(2)	Gregory Newton. Mr. Newton’s extensive 30 year banking experience includes treasury and accounting experience spanning asset and liability management, investments, funding and derivative management. He has served as key treasury and controllership roles with banks in Seattle, as well as the Federal Reserve. Newton joined Cascade Bancorp in 1997. He currently serves as corporate risk management officer and investor relations contact. Mr. Newton earned a Bachelor’s Degree at University of Washington and completed MBA coursework at Seattle University and is a non-public CPA. He is active in the community and on the board of the Oregon Bankers Association.
(3)	Peggy Biss. Ms. Biss began working with the Bank in 1978 and moved to the human resources department in1988. She holds a senior professional in human resources (SPHR) certification and is a 1996 Graduate of Pacific Coast Banking School. For more than 30 years, Ms. Biss has been actively serving throughout the Bend, Ore. community including the American Red Cross, Bend Chamber of Commerce and the local chapter of the Northwest Human Resource Manager Association. She is a member of Society of Human Resource Managers and Oregon Bankers Association human resources committee.
(4)	Michael Allison. Mr. Allison was named Chief Credit Officer of Bank of the Cascades in 2009. Most recently, from January 2009 to August 2009 he was a principal of Cascadia Advisors in Mercer Island, Washington, offering support to community bank Boards and Executive Management teams. Prior to organizing the advisory firm, he held positions in the Commercial Division with Washington Mutual serving as EVP and Senior Credit Officer, EVP of Commercial Real Estate, and EVP of Strategy and Growth before being named the institution’s Deputy Chief Credit Officer. He has also served in executive level positions with Bank of America and Seafirst Bank.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth the shares of common stock beneficially owned as of February 25, 2011, by each director and each named executive officer, the directors and named executive officers as a group and those persons known to beneficially own more than 5% of our common stock:

Beneficial Owner’s Name	Shares of Common Stock(1)	Nonvested Restricted Stock	Stock Options Exercisable	Shares held in 401(K) Plan	Total Shares of Common Stock Owned(1)	Percent of Class
5% Owners:
Green Equity Investors V, L.P(2) 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	11,468,750	—	—	—	11,468,750	24.37%
Green Equity Investors Side V, L.P(2) 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	11,468,750	—	—	—	11,468,750	24.37%
WL Ross & Co. LLC(3) 1166 Avenue of the Americas New York, NY 10036	11,468,750	—	—	—	11,468,750	24.37%
Lightyear Fund II, L.P.(4) 375 Park Avenue, 11th Floor New York, NY 10152	11,468,750	—	—	—	11,468,750	24.37%
Lightyear Co-Invest Partnership II, L.P.(4) 375 Park Avenue, 11th Floor New York, NY 10152	11,468,750	—	—	—	11,468,750	24.37%
David F. Bolger(5) 79 Chestnut Street Ridgewood, NJ 07450-2533	6,596,304	—	—	—	6,596,304	14.02%
Officers and Directors:
Jerol E. Andres, Director	5,960	—	—	—	5,960	0.01%
Gary L. Hoffman, Director	13,209	—	742	—	13,951	0.03%
Ryan R. Patrick, Director	6,535	—	742	—	7,277	0.02%
Judi Johansen, Director	4,037	—	—	—	4,037	0.01%
Henry Hewitt, Director	3,557	—	—	—	3,557	0.01%
Patricia L. Moss, Director	10,449	8,150	10,185	1,853	30,637	0.07%
Thomas M. Wells, Director	22,589	—	—	—	22,589	0.05%
Chris Casciato, Director	—	—	—	—	—	0.00%
Michael J. Connolly	—	—	—	—	—	0.00%
James B. Lockhart III	—	—	—	—	—	0.00%
Michael J. Delvin, Officer	2,088	4,050	3,179	750	10,068	0.02%
Gregory D. Newton, Officer	5,060	4,425	4,225	119	13,829	0.03%
Peggy L. Biss, Officer	5,398	3,875	3,636	1,233	14,142	0.03%
Michael Allison, Officer	—	6,000	—	—	6,000	0.01%
All Directors and Executive Officers as a Group (14)	78,883	26,500	22,709	3,955	132,047	0.28%

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. All such information is based on information provided to us by the selling stockholders. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated below or in the table entitled “Security Ownership Of Certain Beneficial Owners And

Management”, each person has sole voting and investment power with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 47,061,941 shares of common stock outstanding as of February 25, 2011.
(2)	Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) is the record owner of 8,822,279 shares of Common Stock and Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side V”) is the record owner of 2,646,471 shares of Common Stock. GEI Capital V, LLC, a Delaware limited liability company (“Capital”) is the general partner of GEI V and GEI Side V. Capital’s principal business is to act as the general partner of GEI V and GEI Side V. Green V Holdings, LLC, a Delaware limited liability company (“Holdings”) is a limited partner of GEI V and GEI Side V. Holdings’ principal business is to serve as a limited partner of GEI V and GEI Side V. Leonard Green & Partners, L.P., a Delaware limited partnership (“LGP”) is an affiliate of Capital. LGP’s principal business is to act as the management company of GEI V, GEI Side V and other affiliated funds. LGP Management, Inc., a Delaware corporation (“LGPM”) is the general partner of LGP. LGPM’s principal business is to act as the general partner of LGP. Due to their relationships with GEI V and GEI Side V, each of Capital, Holdings, LGP and LGPM may be deemed to have shared voting power with respect to the common stock deemed to be beneficially owned by GEI V and GEI Side V. As such, GEI V, GEI Side V, Capital, Holdings, LGP and LGPM may be deemed to have shared beneficial ownership over such shares of common stock. Each of GEI V, GEI Side V, Capital, Holdings, LGP and LGPM, however, disclaims beneficial ownership of such shares of common stock as to which they are not the record owner.
(3)	The 11,468,750 shares of Common Stock are held directly by WLR CB AcquisitionCo LLC. Wilbur L. Ross, Jr. is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC. WLR Recovery Associates IV LLC is the general partner of WLR Recovery Fund IV, L.P., which is the sole manager of WLR CB AcquisitionCo LLC, and WL Ross & Co. LLC is the investment manager of WL Ross Group, L.P. Accordingly, WLR Recovery Fund IV, L.P., WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC, Wilbur L. Ross, Jr. and WL Ross & Co. LLC may be deemed to share voting and dispositive power over the Common Stock held by WLR CB AcquisitionCo LLC.
(4)	Lightyear Fund II, L.P., a Delaware limited partnership (“Lightyear Fund II”), is the record owner of 11,438,500 shares of Common Stock and Lightyear Co-Invest Partnership II, L.P., a Delaware limited partnership (“Co-Invest”), is the record owners of 30,250 shares of Common Stock. Lightyear Fund II GP, L.P., (“Lightyear Fund II GP”) is the general partner of Lightyear Fund II.. The principal business of Lightyear Fund II GP is acting as general partner of Lightyear Fund II. Lightyear Fund II GP Holdings, LLC (“Lightyear Fund II GP Holdings”) is the general partner of Lightyear Fund II GP and Co-Invest. The principal business of Lightyear Fund II GP Holdings is acting as general partner of Lightyear Fund II GP and Co-Invest. The managing member of Lightyear Fund II GP Holdings is Marron & Associates. The principal business of Marron & Associates is acting as managing member of Lightyear Fund II GP Holdings. The sole member of Marron & Associates is Chestnut Venture Holdings. The principal business of Chestnut Venture Holdings is acting as the sole member of Marron & Associates. The managing member of Chestnut Venture Holdings is Mr. Donald B. Marron. The present principal occupation of Mr. Marron is as Chairman of Lightyear Capital, LLC. Lightyear Fund II GP could be deemed to have shared voting or dispositive power over the shares owned by Lightyear Fund II. Each of Lightyear Fund II GP Holdings, Marron & Associates, Chestnut Venture Holdings and Mr. Marron could be deemed to have shared voting or dispositive power over the shares of common stock owned by Lightyear Fund II and Co-Invest.
(5)	This total comprises 6,577,072 shares of Common Stock that Mr. Bolger owns directly as an individual and 19,232 shares of Common Stock that Mr. Bolger owns indirectly through Two-Forty LLC, of which he owns 16% of the membership interests and his son, James T. Bolger, is managing member. Mr. Bolger has the sole power to vote or to direct the vote or to dispose or direct the disposition of 6,577,072 shares of Common Stock. Mr. Bolger owns 16% of the membership interests of Two-Forty LLC and has shared power to vote or to direct the vote or to dispose or direct the disposition of 19,232 shares of common stock held by Two-Forty LLC. James T. Bolger, Mr. Bolger’s son, is managing member of Two-Forty LLC, owns 25% of its membership interests and has shared power to vote or to direct the vote or to dispose or direct the disposition of 19,232 shares of Common Stock held by Two-Forty LLC.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in the Company’s 2010 Annual Report on Form 10-K and this Proxy Statement.

This report is submitted by the Company’s Compensation Committee consisting of Jerol E. Andres (Chair), Henry H. Hewitt, Judith A. Johansen and Thomas M. Wells.

Compensation Discussion and Analysis

As previously described in the “Compensation Committee” section, the Compensation Committee (“Committee” as used in this section) determines the compensation objectives, philosophy and forms of compensation for our NEOs and directors and recommends the same for the CEO to the Board for its approval. Members of senior management, including the CEO and Executive Vice President and Chief Human Resources Officer, regularly participate in the Committee’s executive compensation process for the NEOs, and the Committee regularly receives reports and recommendations from its compensation consultant. Executive officers in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation. The Compensation Committee discusses the Chief Executive Officer’s compensation with her, but final deliberations and all votes regarding her compensation are made in executive session, without the Chief Executive Officer present. The Committee also reviews the Chief Executive Officer’s recommendations and input from compensation consultants regarding the other NEOs’ compensation.

In 2010 the Committee reviewed our compensation objectives and philosophy in an effort to tailor our compensation plans and arrangements to address the current economic climate. In undertaking this review, the Committee took into account the recent and expected trends in our local and regional economy, the extent to which those trends have affected our performance and the anticipated impacts on our performance in future periods. The Committee also took into account our performance in comparison to the performance of other banks around the country. This Compensation Discussion and Analysis reflects the results of that review and discusses and analyzes the Company’s compensation program and the amounts shown in the executive compensation tables that follow. (Director Compensation tables are set forth under “Director Compensation” above.) The Company NEOs are:

Name	Position
Patricia L. Moss	President and CEO of Cascade Bancorp and CEO of Bank of the Cascades
Michael J. Delvin	Executive Vice President and COO of Cascade Bancorp and President and COO of Bank of the Cascades
Gregory D. Newton	Executive Vice President and Chief Financial Officer
Peggy L. Biss	Executive Vice President and Chief Human Resources Officer of the Company
Michael L. Allison	Executive Vice President and Chief Credit Officer of Bank of the Cascades.

Executive Compensation Philosophy and Objectives for Named Executive Officers

We believe it is critical to the success of the Company to attract and retain highly qualified executives to the Company. It is also important to encourage, motivate and reward these executives for achieving and maintaining levels of performance that contribute to long-term shareholder value. To achieve these objectives, we have structured our executive compensation program to recognize and reward the contributions of the executives in achieving our performance goals while aligning the interest of executives and shareholders by linking a significant portion of an executive’s compensation to Company performance. Our executive compensation program is designed to have sufficient flexibility to facilitate the achievement of the goals for individual business units and individual executives, but to do so within the overall objectives for performance of the Company as a whole. Decisions regarding the Company’s compensation programs are made within current regulatory guidelines and requirements. Compensation plans will be designed to reward and motivate appropriate behavior to promote long-term value creation while taking business risk into consideration and ensuring proper risk controls and protections are in place.

Notwithstanding the Company’s overall compensation objectives as related to our Peer Group, as defined and set forth below, compensation opportunities for specific individuals vary based on a number of factors including scope of duties, tenure, institutional knowledge and recruiting new critical executive talent. We believe a portion of each executive’s total compensation opportunity should be tied to individual performance. In addition, a meaningful portion of each executive’s total compensation opportunity should be linked to the company’s long-term goals and the delivery of increasing shareholder value. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals, the overall performance of the Company and the creation of shareholder value. In some instances, the amount and structure of compensation results from arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality, proven expertise and managerial talent. Decisions regarding total compensation program design, as well as individual pay decisions and adjustments, will be made in the context of this executive compensation philosophy.

Interaction with Consultants

The Compensation Committee has historically engaged a compensation consultant to provide input on executive compensation issues. In 2010, the Committee retained McLagan, an independent third-party consulting company specializing in providing compensation consulting services to financial institutions, to provide guidance and market data relative to various executive compensation programs and practices. The Committee reviewed the information and has taken it under consideration.

McLagan consultants report directly to the Compensation Committee and the Committee discusses, reviews, and approves all consulting projects performed by McLagan. The Compensation Committee periodically reviews the relationship with McLagan and considers competitive proposals from other firms. As an independent consulting firm, McLagan does not provide other services such as retirement or welfare plan administration.

Compensation Framework

Our goal is (i) to balance short-term and long-term objectives, so annual incentives are combined with long-term incentives, and (ii) to attract executive talent, retain a team of effective leaders and provide stability for the Company. The compensation framework set forth below balances the NEOs’ need for current cash, security, and funds to cover taxes on long-term incentives with the need for alignment of NEOs’ long-term interests with those of shareholders.

The combination of salary and the annual cash incentive make up cash compensation. The sum of cash compensation plus the annual equity/long-term incentive awards results in total direct compensation. Higher levels of performance will result in maximum total direct compensation. The Company also desires to motivate and reward NEOs relative to future performance, so the Company does not currently consider prior stock compensation as a factor in determining future compensation levels.

The following is a discussion of the elements of our 2010 executive compensation program and the primary purpose and form of each.

Peer Group

The primary data source used in setting competitive compensation targets for the NEOs is the information publicly disclosed by a “Peer Group” of the 17 companies listed below (“Peer Group”). The composition of the Peer Group is reviewed annually and may change from year-to-year. These companies include banks of similar size and business strategy (i.e. those with a commercial lending focus), as well as banks located in geographic locations with similar growth opportunities.

The following table lists the companies comprising the Peer Group.

PEER GROUP
Company Name (Ticker)	Company Name (Ticker)
Bank of Marin Bancorp (BMRC)	Heritage Financial Corporation (HFWA)
Banner Corporation (BANR)	Intermountain Community Bancorp (IMCB)
Cascade Financial Corporation (CASB)	Pacific Continental Corporation (PCBK)
CoBiz Financial Inc. (COBZ)	Pacific Mercantile Bancorp (PMBC)
Columbia Banking System Inc. (COLB)	PremierWest Bancorp (PRWT)
Farmers & Merchants Bancorp (FMCB)	Sierra Bancorp (BSRR)
First California Financial Group Inc. (FCAL)	TriCo Bancshares (TCBK)
Guaranty Bancorp (GBNK)	West Coast Bancorp (WCBO)
Heritage Commerce Corp. (HTBK)

Application of the Compensation Framework

After consideration of the data collected on the Peer Group, the Company’s overall performance and each NEO’s performance, the Committee makes decisions regarding individual NEOs’ target total compensation opportunities pursuant to our “Executive Compensation Philosophy and Objectives.”

The Committee has defined specific target and maximum award opportunities as a percentage of salary for each executive. When combined with salary, the annual cash and long-term incentive opportunities are designed to position compensation at approximately the 50th to the 65th percentile of the competitive market as established by the Peer Group for target-level performance, and the 80th to the 90th percentile of the competitive market as established by the Peer Group for high-level performance.

The table below summarizes the current application of the compensation framework for the NEOs of the Company.

Mix of Fixed and Variable Pay Compared to Peer Group Compensation
Target Awards				Maximum Awards
Fixed	Variable			Fixed	Variable
Salary	Annual Cash Incentive Plan	Long-Term Incentive Plan	Total Variable Pay	Salary	Annual Cash Incentive Plan	Long-Term Incentive Plan	Total Variable Pay
50% – 60%	50% – 65%	50% – 65%	50% – 65%	50% – 60%	80% – 90%	80% – 90%	80% – 90%

Base Salary.  NEOs are paid cash salaries intended to be competitive in the marketplace as established by the Peer Group and take into account the individual’s experience, performance, responsibilities, and past and potential contributions to the Company. There is no specific weighting applied to the factors considered for setting salaries, and the Committee uses its own judgment and expertise, including CEO recommendations regarding the other NEOs and input from independent compensation consultants, in determining appropriate salaries within the parameters of the compensation philosophy. The salaries are targeted in the range of approximately the 50th to 60th percentiles of the Peer Group (discussed above under “Compensation Framework”), with flexibility to reflect other market data and each individual’s role, responsibilities, experience and contributions. The salaries are set at a lower competitive position than total compensation. The Company targets market competitive salaries as established by the Peer Group and emphasizes placing a significant portion of total compensation at risk and linked to performance.

Salary decisions take into account the positioning of projected total direct compensation with target-level performance incentives. Because incentive opportunities are defined as a percentage of salary, changes in salary have a significant impact on total compensation. The Committee reviews the projected total direct compensation based on the proposed salaries.

Annual Cash Incentive (Bonus).  The Annual Cash Incentive is structured to put a significant portion of the NEO’s total compensation package in the form of performance-based variable compensation. Annual cash incentive award opportunities are defined as a percentage of base salary. The Annual Cash Incentive is driven by performance and structured to reward the NEOs who are directly responsible for the performance of the Company. Due to current economic conditions, and the overall performance and condition of the Company in 2010, the Committee determined early in 2010 that cash incentive compensation would not be awarded to executives in 2010, and therefore it did not define specific performance targets and maximum award levels for 2010.

The annual award levels are contingent on meeting predefined corporate, business unit or department and individual goals as established by the CEO and approved by the Committee and the Board of Directors. The goals are established while taking risk management into consideration. High performance is defined as exceeding pre-determined corporate, business unit or department and individual goals, and achieving financial performance for the Company that is expected to be at a corresponding level in relation to the Peer Group. Cash awards may also be granted at the discretion of the Committee.

Annual cash incentives (bonuses) are used to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Historically specific goals have been identified relative to Company performance (i.e. return on equity, return on assets, growth in earnings per share and net interest margin), growth (i.e. loan growth and deposit growth), sales and relationship building (i.e. household relationships and household retention), quality (i.e. capital ratios and efficiency ratio) as compared to peer group performance and individual performance.

Equity/Long-Term Incentives.  Long-term equity incentives are designed to drive Company performance and to encourage ownership, foster retention, and align NEOs’ interests with the long-term interests of shareholders. Similar to the approach used for annual cash incentive, long-term incentive award opportunities are defined as a percentage of base salary. Due to current economic conditions, and the overall performance and condition of the Company in 2010, the Committee determined early in 2010 that equity incentive compensation would not be awarded to executives in 2010, and therefore it did not define specific performance targets and maximum award levels for 2010. However, the Compensation Committee approved a modest one-time equity award to NEOs in March 2010 for retention purposes as more fully described below under “Compensation Framework in Relation to 2010 Results — Equity/Long-Term Incentive Awards”.

Historically, long-term incentive awards have been generally contingent on achieving Company performance goals and are granted at the discretion of the Committee for all NEOs other than the CEO, with CEO grants determined and approved by the Board. These awards vest over a period of time and may include incentive stock options, non-qualified stock options, restricted stock, restricted stock units or stock appreciation rights.

The Compensation Committee has engaged McLagan to develop a management incentive plan for 2011 that includes cash (short-term) and equity (long-term) components. The plan will be in compliance with regulatory requirements and designed to motivate and reward appropriate behavior and to create long-term value.

Deferred Compensation Agreements (“DCAs”).  The Bank has DCAs in place for the NEOs which allow NEOs to elect to defer a portion of their annual cash bonus payment. DCAs are very common within the industry and sixty percent (60%) of the Peer Group currently utilize deferred compensation plans. Mr. Allison was hired in August 2009 and does not currently have a DCA in place. The Bank has established a deferral account for the NEOs on its books, which collects the annual deferral and interest. The deferral account is solely used as a measuring device, and the NEO is a general unsecured creditor of the Bank regarding the payment of benefits. The DCA also provides payouts in the event of the following terminations: early retirement, disability, change of control, financial hardship, and death. The DCA’s are payable in equal installments or in a lump sum depending on the NEO’s selection under the agreement.

Other Executive Retirement Benefits.  The Bank has non-qualified, unfunded 2008 Supplemental Executive Retirement Plans (“SERPs”) in place for the CEO and certain key executives, including the NEOs. The 2008 SERPs provide specified benefits to the participants upon termination or a change-in-control of the Company and are subject to certain vesting requirements. The Bank annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans. The Company’s analyses of competitive positioning of total compensation as reflected by the Peer Group took into account the value of executive retirement benefits of the NEOs. The 2008 SERP supports the objective of retaining a stable, committed and qualified team of key executives. Mr. Allison was hired in August 2009 and does not currently have a SERP or other similar benefit plan in place.

The following table is a summary of the current 2008 SERP benefits in effect as of February 2011.

NEO	Anticipated Years of Service at Normal Retirement Age	Annual Benefit ($)	Annual Post Retirement Guaranteed	Normal Retirement Age	Period
Patricia L. Moss	36	226,700	2.5%	59	Lifetime or minimum of 20 years
Michael J. Delvin	12	73,500	2.5%	62	20 years
Gregory D. Newton	16	77,150	2.5%	62	20 years
Peggy L. Biss	35	94,250	2.5%	55	20 years
Michael L. Allison		n/a	n/a		n/a

The 2008 SERPs in place for the NEOs provide payouts in the case of termination due to the following events: normal retirement, early retirement, early termination, disability, change of control and death.

General Benefits.  The NEOs participate in the Bank’s broad-based employee welfare benefit plans, such as medical, dental, vision, supplemental disability and term life insurance. The NEOs are provided the same benefits, and participate in the cost at the same rate, as all other employees.

The Bank sponsors a 401(k) Retirement Savings Plan (the “401(k) Plan”) pursuant to which employees may make deferrals (“Employee Deferrals”) and the Bank may make matching contributions (“Matching Contributions”) and profit-sharing contributions (“Profit Sharing Contribution”). All contributions are subject to certain limitations on contributions under the Code and the 401(k) Plan provisions.

Employees who are 18 years of age or older and have completed one month of service are eligible to make Employee Deferrals. In accordance with IRS guidelines, employees may contribute up to one hundred percent (100%) of their salary to the Plan on a pre-tax basis. Employees with six (6) months of service are eligible to receive Matching Contributions.

Annually, the formula for the Matching Contribution and the Profit Sharing Contribution is established at the discretion of the Board of Directors. Matching Contributions are made at the same time as Employee Deferrals. Historically the Matching Contribution formula has been equal to one hundred percent (100%) of Employee Deferrals up to six percent (6%) of base salary. After Q1 2009 no Matching Contributions were made on Employee Deferrals. Participants actively employed at year-end and with over one thousand (1000) hours of paid time in the Calendar Year (a “Year of Service”), are eligible to receive Profit Sharing Contributions. Profit Sharing Contributions are allocated to employees based on eligible pay. Employees are one hundred percent (100%) vested in employee contributions at all times. Benefits attributable to employer matching and profit sharing contributions vest at a rate of twenty percent (20%) after two years of service, forty percent (40%) after three years of service, seventy percent (70%) after four years of service, and one hundred percent (100%) after five years of service.

Participants may receive distributions from their 401(k) account/profit sharing accounts only upon retirement, death, disability, termination of employment, the attainment of age 59½, or in the case of certain defined instances of financial hardship. Distributions due to financial hardship are subject to approval by Plan Trustees. In addition, 401(k) Plan participants are permitted to apply for and borrow funds against fifty percent (50%) of the vested balance of their 401(k) Plan account in accordance with the plan.

Compensation Framework in Relation to 2010 Results

Base Salary.  In light of the current economic conditions affecting the Bank, the Committee and the Board decided that there would be no increases in base salary for the CEO or any of the NEOs in 2010.

Cash Incentive Awards.  Due to current economic conditions, and after reviewing the Company’s performance in 2010, the Committee determined that cash incentive compensation would not be awarded to executives for 2010 performance, and did not define specific performance targets and maximum award levels for 2010.

Equity/Long-Term Incentive Awards.  NEOs received a modest equity award (approximately 15% of salary) in March 2010 for retention purposes. Due to current economic conditions the Committee (and in the case of the CEO, the Board) determined that no equity/long-term incentive awards would be awarded to NEOs for 2010 performance and did not define specific performance targets and maximum award levels for 2010. The restricted stock awarded is subject to three-year cliff vesting from the date of grant.

Adjustment or Recovery of Awards

The Company has not adopted a formal policy or any change in control agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act of 2002 does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for: (i) any bonus or other incentive or equity-based compensation received during the twelve (12) months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of the Company during those twelve (12) months.

Timing & Pricing of Equity Grants

On February 1, 2006, the Board of Directors adopted formal “Equity Grant Guidelines” regarding the equity grant process and related controls as amended on March 3, 2008. The Equity Grant Guidelines help ensure that all equity grants are properly and legally made, are reported and disclosed accurately, are properly accounted for, and receive proper tax treatment. The Equity Grant Guidelines are designed to: (i) avoid making regular grants during regularly scheduled Company blackout periods, (ii) avoid making grants while in possession of material non-public information, (iii) document the process of both approving and granting equity as well as document key terms of any such equity grants, and (iv) document the use of the closing price of Company stock on the grant date. Ongoing grants to NEOs are typically made at a meeting of the Board of Directors in the first quarter of each year after the announcement of the prior year’s earnings has been made in a press release and, for newly hired officers, on the 10th business day of the month following the date of hire.

Stock Ownership Guidelines

Within five years from award of title, the NEOs are expected to acquire and hold a minimum of Company stock equal to 3.0 times the annual base salary in the case of the CEO, and 2.0 times the annual base salary in the case of all other NEOs. NEOs not meeting the ownership requirements are not eligible for promotion unless there is a plan approved by the CEO and the Chairman of the Compensation Committee. Once an officer meets the ownership requirements there will be no requirement to re-qualify until the officer sells an ownership interest.

The following ownership interests are considered when determining compliance with the Board and officer stock ownership guidelines.

•	Common shares held directly or indirectly;
•	Common shares (on an as converted full value basis) held in 401(k) or other benefit plan; and
•	All vested and unvested stock options, restricted stock, and stock units.

Executive Employment Agreements, Change in Control Agreement and Post-Termination Payments

The rationale for having employment and change in control agreements in place is to retain the employment of the NEOs, and the talent, skills, experience and expertise that they provide to the Company. Retention of the current leadership team is a critical goal of the Board as it protects the Bank and the shareholders, and provides stability and the type of skilled leadership needed in the current environment. Effective January 1, 2008, the Company entered into an Executive Employment Agreement with each NEO (with the exception of Mr. Delvin, who opted to retain his existing Change in Control Agreement) which includes payment upon change in control, involuntary termination, and, in the case of the CEO, voluntary termination for good reason. Mr. Allison was employed in August 2009 and currently has no employment agreement in place. Such agreements are common in our industry and among our Peer Group. The agreements are an important part of executive retention.

The term of each agreement is two years commencing effective January 1, 2008, and will automatically renew for additional one year periods thereafter unless the executive or the Company gives notice of termination sixty (60) days prior to the expiration of the immediately preceding term. The agreements replace change in control agreements that were previously in place.

CEO Executive Employment Agreement.  In the event of a termination of Ms. Moss’s employment upon a change in control (as defined) and a material adverse change in employment (as defined), provided the termination occurs within one (1) year prior to or two (2) years following the change in control, Ms. Moss will receive an amount equal to two and a half (2.5) times her then current base salary plus an amount equal to the product of the average of each of the prior three years annual cash incentive as a percent of the applicable year’s base salary and her then current base salary. In addition, the Company will provide Ms. Moss with certain employment benefits for a period of eighteen (18) months following the date of termination.

In the event of an involuntary termination (as defined) of Ms. Moss’s employment with the Company or the Bank or a termination of Ms. Moss’s employment by Ms. Moss for good reason (as defined), Ms. Moss will receive an amount equal to two (2) times her then current base salary plus an amount equal to the prorated cash incentive in effect for Ms. Moss in the year in which the termination occurs, and the Company will provide Ms. Moss with certain employment benefits for a period of eighteen (18) months following the date of termination.

The agreement further provides that if any payments received by Ms. Moss due to a change in control would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the Company will pay Ms. Moss a single “grossing-up” equal to the amount of excise tax imposed by Section 4999 of the Internal Revenue Code.

In the event of termination of Ms. Moss’s employment upon written agreement or notice of resignation by Ms. Moss for other than good reason, Ms. Moss shall provide up to 240 hours of consulting services to the Company within the first six (6) months following such termination. Ms. Moss will be paid for the consulting services at an hourly rate equal to her annual base salary at the time of termination divided by 2080 for each hour worked.

The employment agreement includes a non-competition provision which prohibits Ms. Moss from competing with the Company or the Bank in Oregon or Idaho and soliciting any employee or customer of the Company or the Bank during the term of the employment agreement and for an eighteen (18) month period following termination of her employment.

Other NEO Executive Employment Agreements.  In the event of a termination of Mr. Newton’s or Ms. Biss’s employment upon a change in control (as defined) and a material adverse change in employment (as defined), provided the termination occurs within one (1) year prior to or eighteen (18) months following the change in control, Mr. Newton or Ms. Biss, as the case may be, will receive an amount equal to two (2) times the then current base salary plus an amount equal to the product of the average of each of the prior three years annual cash incentive as a percent of the applicable year’s base salary and the then current base salary. In addition, the Company will provide certain employment benefits for a period of eighteen (18) months following the date of termination.

In the event of an involuntary termination (as defined) of Mr. Newton’s or Ms. Biss’s, employment with the Company or the Bank, the agreements provide that Mr. Newton or Ms. Biss, as the case may be, will receive an amount equal to one and a half (1.5) times the then current base salary plus an amount equal to the prorated cash incentive in effect in the year in which the termination occurs, and the Company will provide certain employment benefits for a period of eighteen (18) months following the date of termination.

The agreements further provide that if any payments received by Mr. Newton or Ms. Biss, as the case may be, due to a change in control would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the Company will pay a single “grossing-up” equal to the amount of excise tax imposed by Section 4999 of the Internal Revenue Code.

In the event of termination of employment upon written agreement or notice of resignation of Mr. Newton or Ms. Biss, such executive shall provide up to 120 hours of consulting services to the Company within the first ninety (90) days following such termination. Mr. Newton or Ms. Biss, as the case may be, will be paid for the consulting services at an hourly rate equal to the annual base salary at the time of termination divided by 2080 for each hour worked.

The employment agreement includes a non-competition provision which prohibits each of Mr. Newton and Ms. Biss from competing with the Company or the Bank in Oregon or Idaho and soliciting any employee or customer of the Company or the Bank during the term of the employment agreements and for an eighteen (18) month period following termination of employment.

Change in control agreement.  On December 8, 2008 the Company entered into an amended and restated change in control agreement with Michael J. Delvin. Pursuant to the amended and restated agreement, in the event of a change of control and a material adverse change in employment within one year prior to or eighteen (18) months following the change of control, Mr. Delvin will receive an amount equal to two (2) times the sum of Mr. Delvin’s then current base salary plus an amount equal to the product of the average of each of the prior three (3) year’s cash incentive as a percent of the applicable year’s base salary and Mr. Delvin’s then current base salary. For purposes of the change in control agreement “material adverse change in employment” means without Mr. Delvin’s express written consent: (i) any change of duties materially inconsistent with his position immediately prior to a change in control; (ii) a change in his reporting responsibilities as in effect immediately prior to a change in control; or (iii) any removal of him from or any failure to reelect or reappoint him to his position immediately prior to a change in control, except in connection with his termination for cause or as a result of his death or disability, or upon his retirement from the Company; (iv) reduction of his aggregate base salary from the Company following a change in control; or (v) relocation of the office at which he regularly performs his duties for the Company which relocation is not consented to by him and which relocation requires him to be based greater than thirty (30) miles outside the city limits of Bend, Oregon. The agreement also provides for the continuation of medical, dental, disability and life insurance benefits for eighteen (18) months following such termination.

Tax and Accounting Considerations

The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., FASB ASC Topic 718), the Company must expense the grant-date fair value of share-based grants such as restricted stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Code places a limit on the tax deduction for compensation in excess of $1 million paid to the CEO and the four most highly compensated executive officers of a corporation in a taxable year. The Cascade Bancorp 2008 Performance Incentive Plan is designed to provide “performance-based compensation.” All of the compensation the Company paid in 2010 to the NEOs is expected to be deductible under Section 162(m) of the Code. The Committee retains the discretion, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

The following table sets forth all compensation received from the Company for the fiscal year ended December 31, 2010, by the Company’s NEOs who were serving at the end of 2010. In this table and the tables that follow, columns required by the SEC rules may be omitted where there is no amount to report.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp. ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Patricia L. Moss, President and CEO of Cascade Bancorp and CEO of Bank of the Cascades	2010	391,400	0	39,900	43,050	281,422	13,362	769,134
	2009	391,400	0	0	0	221,470	19,980	632,850
	2008	391,400	0	116,495	113,750	308,029	50,578	980,252
Gregory D. Newton, Executive Vice President and Chief Financial Officer of the Company	2010	222,600	0	22,800	24,600	149,961	7,799	427,760
	2009	222,600	0	0	0	144,726	10,513	377,839
	2008	222,600	0	43,053	42,250	135,437	42,865	486,205
Michael J. Delvin, Executive Vice President and COO of Cascade Bancorp and President and COO of Bank of the Cascades	2010	247,200	0	19,950	21,525	65,343	8,731	362,749
	2009	247,200	0	0	0	252,568	12,698	512,466
	2008	247,200	0	55,715	53,625	160,074	46,426	563,040
Peggy L. Biss, Executive Vice President and Chief Human Resources Officer of the Company	2010	196,100	0	19,950	21,525	163,939	7,395	408,909
	2009	196,100	0	0	0	155,281	9,752	361,133
	2008	196,100	0	37,988	37,375	148,930	38,195	458,588
Michael L. Allison, Executive Vice President and Chief Credit Officer of Bank of the Cascades(1)	2010	210,000		19,950	21,525	0	5,511	256,986
	2009	87,500	0	30,000	0	0	49,643	167,143

(1)	Mr. Allison was employed as of August 1, 2009.

Stock Awards (e):  Stock award values are computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). Restricted stock awards were granted to the NEOs on March 3, 2008 pursuant to the Company’s 2002 Equity Incentive Plan and on March 16, 2010 pursuant to the Company’s 2008 Performance Incentive Plan. No stock awards were made to the NEOs in 2009, with the exception of Mr. Allison as a new hire.

Option Awards (f):  Stock option values are computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). Pursuant to the Company’s 2002 Equity Incentive Plan, incentive stock options were granted on March 3, 2008. No option awards were made to the NEOs in 2009. Pursuant to the Company’s 2008 Performance Incentive Plan, incentive stock options were granted on March 16, 2010.

The 2008 stock options were valued using the Black-Scholes option pricing model which used the following assumptions: expected volatility of 31.95%, risk-free interest rate of 3.0%, expected life of 7 years and expected dividend yield of 3.9%. The resulting Black-Scholes grant value for the March 2008 stock option awards was $23.50 per share. The 2010 stock options were valued using the Black-Scholes option pricing model which used the following assumptions: expected volatility of 78.1%, risk-free interest rate of 3.1%, expected life of 7.9 years and expected dividend yield of 0%. The resulting Black-Scholes grant value for the March 2010 stock option awards was $4.10 per share.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (g):  The 2010 amounts shown in column (g) represent the 2010 annual accrual amounts for the SERPs.

All Other Compensation (h):  2010 all other compensation for the NEOs includes the total of the benefits and perquisites in the table below.

Name	Restricted Stock Dividends	Profit Sharing	Health & Welfare Plan Premiums	Total
Patricia L. Moss	7,367	484	5,511	13,362
Gregory D. Newton	1,845	443	5,511	7,799
Michael J. Delvin	2,736	484	5,511	8,731
Peggy L. Biss	1,494	390	5,511	7,395
Michael L. Allison	—	0	5,511	5,511

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold ($)	Target ($)	Max ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Patricia L. Moss	3-16-10	—	—	—	—	—	—	7,000	10,500	5.71	82,950
Gregory D. Newton	3-16-10	—	—	—	—	—	—	4,000	6,000	5.71	47,400
Michael J. Delvin	3-16-10	—	—	—	—	—	—	3,500	5,250	5.71	41,475
Peggy L. Biss	3-16-10	—	—	—	—	—	—	3,500	5,250	5.71	41,475
Michael L. Allison	3-16-10	—	—	—	—	—	—	3,500	5,250	5.71	41,475

(1)	No annual incentive plan was in place for the NEOs for 2010. Therefore, no specific target and maximum award opportunities were defined. No awards were earned for 2010 performance results.
(2)	No equity incentive plan was in place for the NEOs for 2010. Therefore, no specific target and maximum award opportunities were defined. No awards were earned for 2010 performance results. Discretionary restricted stock and stock option grants were made on March 16, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Options Awards					Stock Awards		Date Equity Fully Vests
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Patricia L. Moss	1,688	—	—	48.00	1/1/2011	819	6,921	1/23/2011
Patricia L. Moss	2,110	—	—	68.93	1/1/2012	711	6,008	2/1/2011
Patricia L. Moss	4,037	—	—	90.72	1/21/2013	1,150	9,718	3/3/2012
Patricia L. Moss	2,142	—	—	129.60	1/20/2014	7,000	59,150	3/16/2013
Patricia L. Moss	1,896	—	—	273.20	2/1/2017	—	—	2/1/2010
Patricia L. Moss	—	3,500	—	101.30	3/3/2018	—	—	3/3/2011
Patricia L. Moss	—	10,500	—	5.70	3/16/2020	—	—	3/16/2013
Gregory D. Newton	1,125	—	—	48.00	1/1/2011	205	1,733	1/23/2011
Gregory D. Newton	1,055	—	—	68.93	1/1/2012	274	2,313	2/1/2011
Gregory D. Newton	1,525	—	—	90.72	1/21/2013	425	3,591	3/3/2012
Gregory D. Newton	915	—	—	129.60	1/20/2014	4,000	33,800	3/16/2013
Gregory D. Newton	730	—	—	273.20	2/1/2017	—	—	2/1/2010
Gregory D. Newton	—	1,300	—	101.30	3/3/2018	—	—	3/3/2011
Gregory D. Newton	—	6,000	—	5.70	3/16/2020	—	—	3/16/2013
Michael J. Delvin	987	—	—	90.72	1/21/2013	304	2,569	1/23/2011
Michael J. Delvin	1,223	—	—	129.60	1/20/2014	363	3,069	2/1/2011
Michael J. Delvin	—	—	—	—	—	550	4,648	3/3/2012
Michael J. Delvin	968	—	—	273.20	2/1/2017	—	—	2/1/2010
Michael J. Delvin	—	1,650	—	101.30	3/3/2018	—	—	3/3/2011
Michael J. Delvin	—	5,250	—	5.70	3/16/2020	3,500	29,575	3/16/2013
Peggy L. Biss	1,125	—	—	48.00	1/1/2011	166	1,404	1/23/2011
Peggy L. Biss	938	—	—	68.93	1/1/2012	251	2,119	2/1/2011
Peggy L. Biss	1,231	—	—	90.72	1/21/2013	375	3,169	3/3/2012
Peggy L. Biss	798	—	—	129.60	1/20/2014	3,500	29,575	3/16/2013
Peggy L. Biss	669	—	—	273.20	2/1/2017	—	—	2/1/2010
Peggy L. Biss	—	1,150	—	101.30	3/3/2018	—	—	3/3/2011
Peggy L. Biss	—	5,250	—	5.70	3/16/2020	—	—	3/16/2013
Michael L. Allison	—	—	—	—	—	2,500	21,125	9/15/2013
Michael L. Allison	—	5,250	—	5.70	3/16/2020	3,500	29,575	3/16/2013

(1)	The market value of restricted stock is the number of shares unvested multiplied by the 12/31/2010 stock price of $8.45.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Patricia L. Moss	—	0	818	6,789
Gregory D. Newton	—	0	205	1,702
Michael J. Delvin	—	0	303	2,515
Peggy L. Biss	—	0	166	1,378

(1)	Reflects restricted stock vested on 1/23/2010 at a stock price of $8.30.

PENSION BENEFITS(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Patricia L. Moss	Supplemental Employee Retirement Plan	33	2,168,568	0
Gregory D. Newton	Supplemental Employee Retirement Plan	13	725,261	0
Michael J. Delvin	Supplemental Employee Retirement Plan	12	1,024,797	0
Peggy L. Biss	Supplemental Employee Retirement Plan	32	694,976	0

(1)	The SERP agreements for the NEOs were restated in 2008. Mr. Allison does not currently have a SERP agreement. The annual benefit amounts payable at retirement are as follows: Moss — $226,700, Newton — $77,150, Delvin — $73,500, and Biss — $94,250. The annual benefit payments are subject to a 2.5% annual increase during retirement. The Company shall pay the annual benefit amounts in twelve equal monthly installments after normal retirement for a period of 20 years, with the exception of Moss who has a lifetime benefit (minimum 20 years). Normal retirement is defined as age 62 for Newton and Delvin; age 59 for Moss; and age 55 for Biss. Payments will commence on the first day of the month following separation from service unless the NEO is considered a specified employee under IRC Section 409A, then payments will commence on the first day of the seventh month following separation from service. Early retirement is defined as separation from service after the officer has attained age 50 and completes 15 years of service. Moss, Biss, and Newton have early retirement provisions; however, Newton is not vested in the early retirement benefit. Early retirement provides for a reduced benefit based on the account value payable monthly at separation from service for a period of 20 years. See the Post-Termination Payments section for more details.

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)	(f)
Patricia L. Moss	0	na	20,940	0	774,250
Gregory D. Newton	0	na	8,347	0	308,639
Michael J. Delvin	0	na	11,162	0	412,706
Peggy L. Biss	0	na	6,170	0	228,128

(1)	The Deferred Bonus Agreements with each NEO allow the officers to defer up to 25% of their annual cash bonus into the plan. No executive contributions were made in 2010 since the NEOs were not awarded a bonus for 2010 performance results. Interest is credited to the plan annually at a current rate of 3%; the rate is reviewed and updated annually.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CIC)

This section and the various tables reflect the amount of compensation that would be paid to each of the named executive officers (NEOs) of the Company in the event of various terminations of employment. The values assume a termination date of December 31, 2010, and the values reflect estimated amounts. The exact values would need to be calculated upon the actual termination of employment. The calculations generally do not include compensation and benefits the executives receive that are available to the Company’s general employees.

The calculations shown throughout this section incorporate the various terms of the employment agreements, CIC agreements, supplemental employee retirement plans (SERP), and deferred bonus agreements (DBA) in place for the NEOs (except Mr. Allison who does not have an employment agreement, SERP, or DBA in place). Summaries of the various plans and agreements are provided in the Compensation Discussion & Analysis. All agreements have been updated to be compliant with IRC Section 409A. At the time of separation from service, if a NEO is considered a specified employee as defined under IRC Section 409A, payments will start on the first day of the seventh month following separation from service versus the payment schedule otherwise noted. Payments upon various termination scenarios, which include a termination associated with a CIC, are specified in this section.

Termination for Cause

If the Company terminates a NEO’s employment for cause, the Company will not be obligated to pay the NEO any additional compensation or benefits under the SERP or DBA plans. Additionally, the NEOs will not be entitled to any payments under the employment or CIC agreements if they are terminated for cause or detrimental activity, and will have no right to exercise any equity granted under the 2002 Equity Incentive Plan or 2008 Performance Incentive Plan if terminated for cause. The definitions for cause and detrimental activity are provided in each of the specific plan documents.

Payments Made Upon Voluntary Termination by the Executive

If a NEO voluntarily terminates employment with CACB, the executives are entitled to certain compensation and benefit amounts under the SERP and DBA plans. The entitlement to these various benefits is primarily based on vesting, or because the NEO contributed the value themselves (as is the case with the DBA).

Plan or Payment Description	Ms. Moss	Mr. Newton	Mr. Delvin	Ms. Biss
SERP(1)	$2,690,111	$366,458	$859,207	$862,118
DBA(2)	$774,250	$308,639	$412,706	$228,128
Total	$3,464,361	$675,097	$1,271,913	$1,090,246

1.	Ms. Moss and Ms. Biss are eligible for an early retirement benefit. This benefit is based on the current account value and is payable on the first day of the month following separation from service. Payments are monthly over a period of 20 years. Mr. Newton also has an early retirement provision; however, he is currently not vested in this benefit. Mr. Newton and Mr. Delvin are eligible for an early termination benefit. The early termination payment is equal to the current vested account value and is payable in a lump sum within 30 days following separation from service.
2.	The DBAs provide for payment of the deferred account balance to each NEO if the executive voluntarily terminates employment before early retirement (age 50 + 15 years of service), or after the early retirement date but before normal retirement (age 62 + 10 years of service). Payment of the benefits shall be made according to each NEO’s distribution election within 30 days following separation from service. The DBAs call for a one half interest rate reduction in the deferred account balance if the NEO terminates before the early retirement date. Under the conservative approach, we chose to show the full deferred account balances in this table (the actual payments will not exceed these amounts).

Payments Made Upon Involuntary Termination of the Executive by the Company

Upon involuntarily termination by the Company without cause, the NEOs (excluding Mr. Delvin) are entitled to a severance payment under the employment agreements. In addition to the severance payout, the NEOs (excluding Mr. Delvin) will also receive a continuation of benefits for 18 months per the employment agreements. The acceleration of vesting of any equity awards upon involuntary termination by the Company would only occur with special board approval (we do not include acceleration of equity vesting in this table). In addition to the severance payments under the employment agreements, all of the NEOs are also entitled to certain compensation amounts under the SERPs and the DBAs.

Plan or Payment Description	Ms. Moss	Mr. Newton	Mr. Delvin	Ms. Biss
Severance Payment(1)	$782,800	$333,900	na	$294,150
SERP(2)	$2,690,111	$366,458	$859,207	$862,118
DBA(3)	$774,250	$308,639	$412,706	$228,128
Additional Benefits(4)	$7,826	$7,826	na	$7,826
Total	$4,254,987	$1,016,822	$1,271,913	$1,392,222

1.	The severance payout is equal to 2 times the current salary for Ms. Moss and 1.5 times the current salary for the other NEOs (excluding Mr. Delvin). Salaries as of December 31, 2010 were utilized for the calculation.
2.	Ms. Moss and Ms. Biss are eligible for an early retirement benefit under the SERP. This benefit is based on the current account value and is payable on the first day of the month following separation from service. Payments are monthly over a period of 20 years. Mr. Newton also has an early retirement provision; however, he is currently not vested in this benefit. Mr. Newton and Mr. Delvin are eligible for an early termination benefit. The early termination payment is equal to the current vested account value and is payable in a lump sum within 30 days following separation from service.
3.	The DBA treatment for involuntary termination by the Company is the same as previously discussed under voluntary termination by the executive. The NEOs would be entitled to the deferred account balance within 30 days following separation from service depending upon the election made by the covered NEO.
4.	These values represent estimated values for the continuation of benefits for a period of 18 months.

Payments Made Upon Termination as a Result of Disability

In the event of termination as a result of disability, the NEOs would be entitled to compensation under the SERP and DBA plans. The acceleration of the vesting of any equity awards upon termination as a result of disability could only be done at the discretion of the board (based on past board precedent we include these values in the table below).

Plan or Payment Description	Ms. Moss	Mr. Newton	Mr. Delvin	Ms. Biss	Mr. Allison
Intrinsic Value of Unvested Stock Options(1)	$28,875	$16,500	$14,438	$14,438	$14,438
Value of Unvested Restricted Stock(2)	$81,796	$41,437	$39,861	$36,267	$50,700
SERP(3)	$2,690,111	$770,499	$1,065,847	$862,118	na
DBA(4)	$774,250	$308,639	$412,706	$228,128	na
Total	$3,575,032	$1,137,074	$1,532,851	$1,140,950	$65,138

1.	Represents the intrinsic value of stock options as of December 31, 2010.
2.	The value of unvested restricted stock is equal to the stock price on December 31, 2010 ($8.45) multiplied by the number of unvested shares.
3.	The SERP agreements for Mr. Newton and Mr. Delvin provide a disability benefit. The benefit is based on the account value and is payable monthly upon separation from service for 20 years. Ms. Moss and Ms. Biss would be eligible for the early retirement benefit as described under voluntary termination.

4.	The DBA treatment for disability is similar as previously discussed under voluntary termination by the executive. The NEOs would be entitled to the deferred account balance within 30 days following separation from service, depending upon the election made by the covered NEO. No interest rate reduction would apply.

Payments Made Upon Termination as a Result of Death

In the event of termination as a result of death, the NEOs would be entitled to compensation under the SERP and DBA plans. The acceleration of vesting of any equity awards upon termination as a result of death could only be done by special board approval (based on past board precedent we include these values in the table below).

	Ms. Moss	Mr. Newton	Mr. Delvin	Ms. Biss	Mr. Allison
Intrinsic Value of Unvested Stock Options(1)	$28,875	$16,500	$14,438	$14,438	$14,438
Value of Unvested Restricted Stock(2)	$81,796	$41,437	$39,861	$36,267	$50,700
SERP(3)	$4,032,896	$1,372,466	$1,307,534	$1,676,667	na
DBA(4)	$888,157	$330,129	$442,567	$300,975	na
Total	$5,031,724	$1,760,532	$1,804,399	$2,028,346	$65,138

1.	Represents the intrinsic value of stock options as of December 31, 2010.
2.	The value of unvested restricted stock is equal to the stock price on December 31, 2010 ($8.45) multiplied by the number of unvested shares.
3.	The SERP provides a death benefit in which the executive’s beneficiary is entitled to the annual benefit amount that the executive would have received at normal retirement (defined as age 59 for Ms. Moss, age 55 for Ms. Biss, and age 62 for Mr. Delvin and Mr. Newton). The annual normal retirement benefit amounts for the NEOs under the SERP agreements are: Ms. Moss $226,700, Mr. Newton $77,150, Mr. Delvin $73,500, and Ms. Biss $94,250. For termination as a result of death, the benefit payments will commence on the first day of the fourth month following death and will be paid monthly over a period of 20 years. The amounts in the table above represent the present value of the annual normal retirement benefits over a period of 20 years.
4.	Under the DBA, if the NEO is terminated as a result of death during active service, the Company will pay the executive’s beneficiary an amount equal to the projected balance at normal retirement if the NEO has not reached normal retirement age. Benefits are payable on a monthly basis over 10 years beginning on the first day of the fourth month following death.

Payments Made Upon Termination Associated with a CIC

The employment agreements for the NEOs (CIC for Mr. Delvin) provide for various severance amounts to be provided upon termination within one year prior or 18 months following a CIC (2 years following a CIC for Ms. Moss). Specifically, the agreements provide each NEO with the following:

1)	A specific lump sum severance payment equal to either 2.5 or 2 times the NEO’s current salary;
2)	An additional lump sum severance payment equal to either 2.5 or 2 times the NEO’s previous three-year average bonus amount as a percentage of his/her then current salary; and
3)	Continued medical, dental, disability, and life insurance benefits equivalent to the benefit plans and programs available to the executive as of the date of termination for a period of eighteen months following the termination.

The 2002 Equity Incentive Plan provides for 100% vesting of all stock options. The acceleration of the vesting of any restricted stock awards upon CIC can only be done at the discretion of the compensation committee of the board (we include these values in the table below). Under the 2008 Performance Incentive Plan, the acceleration of the vesting of stock options and restricted stock upon CIC is at the discretion of the compensation committee of the board (we include these values in the table below). In addition, the individual SERP and DBA agreements provide for specific payments for termination as a result of a CIC.

The agreements also provide for a “single gross-up” for Section 280G excise taxes. The agreements state that should any payments constitute an “excess parachute payment” under Section 280G and thereby be subject to an “excise tax” under Section 4999, then the Company will pay an additional amount equal to the amount of the excise tax and the additional federal and state income taxes with respect to the Company payment of this excise tax. Any additional taxes as a result of this gross-up will be the responsibility of the NEO.

	Ms. Moss	Mr. Newton	Mr. Delvin	Ms. Biss	Mr. Allison
Estimated Lump Sum Severance Payout(1)	$978,500	$445,200	$494,400	$392,200	na
Estimated Value of Continued Benefits(2)	$7,826	$7,826	$7,826	$7,826	na
Intrinsic Value of Unvested Stock Options(3)	$28,875	$16,500	$14,438	$14,438	$14,438
Value of Unvested Restricted Stock(4)	$81,796	$41,437	$39,861	$36,267	$50,700
Lump Sum CIC Payout Under the SERP(5)	$2,650,098	$901,875	$859,207	$1,101,772	na
DBA Current Account Balance(6)	$774,250	$308,639	$412,706	$228,128	na
Tax Gross-Up Payment(7)	$0	$244,485	$0	$0	na
Total Payments Upon a CIC	$4,521,345	$1,965,961	$1,828,436	$1,780,630	$65,138

1.	For all of the NEOs this amount is equal to a combination of a specific multiple of the December 31, 2010 salary (2.5 for Moss and 2.0 for other NEOs) and the same multiple of the previous three-year average bonus amount as a percentage of current salary.
2.	These values represent estimated values for the continuation of benefits (medical, dental, vision, life insurance, and long-term disability) for a period of 18 months.
3.	Represents the intrinsic value of stock options as of December 31, 2010.
4.	The value of unvested restricted stock is equal to the stock price on December 31, 2010 ($8.45) multiplied by the number of unvested shares.
5.	Upon a CIC, the NEOs would each receive a lump sum payout under the SERP. The amount shown in the table above is the total CIC payout as determined by the Schedule A for each NEO. These amounts would be paid within 30 days following separation from service.
6.	Upon a CIC, the NEOs would be entitled to their account balances in the DBA. Payments would be made within 30 days following separation from service. The values in the table represent the DBA account balances as of December 31, 2010 for each of the NEOs.
7.	All of the NEOs are eligible for a tax gross-up payment as described above. Currently, the CIC payments for only Mr. Newton would trigger an excise tax and a corresponding tax gross-up payment.

As a result of the regulatory order entered into between the Company and the FDIC and the Oregon Division of Finance and Corporate Security in 2009, the Company is limited and/or prohibited, in certain circumstances, to make golden parachute payments. Golden parachute payments do not include payments pursuant to qualified retirement plans, nonqualified deferred compensation plans, nondiscriminatory severance pay plans, other types of common benefit plans, state statutes and death benefits.

CODE OF CONDUCT AND ETHICS

The Company has adopted a written Code of Conduct and Ethics that applies to all of the Company’s directors, officers and employees, including its principal executive officer and principal financial officer. The Code of Conduct and Ethics sets expectations for the exercise of sound judgment and sets high ethical standards in all Company and customer matters. It is designed to promote honest and ethical conduct including in the filing of required financial information and related disclosures, as well as in compliance with laws and regulations. The Code of Conduct and Ethics mandates accountability for adherence to the Code of Conduct and Ethics, while a variety of procedures are available to facilitate prompt internal reporting of violations to appropriate persons. The Board is mindful that the success of the Company depends on the ongoing competence, honesty and integrity of its human resources to build relationships of trust with customers and shareholders, and believes the Code of Conduct and Ethics reasonably deters wrongdoing by directors, officers and employees. The Code of Conduct and Ethics includes sections on matters such as conflicts of interest, confidentiality, bank bribery act, lending practices, and personal conduct. The Code of Conduct and Ethics is posted on the Company’s website at www.botc.com. In addition, any waivers of the Code of Conduct and Ethics for the Board or executive officers of the Company will be disclosed in a report on Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the directors and officers of the Company and of the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in time deposits. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2010, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $1.3 million, which represented approximately 12.7% of the Company’s consolidated stockholders’ equity at that date.

On November 19, 2010, the Company entered into an Amended and Restated Securities Purchase Agreement with David F. Bolger (“Mr. Bolger”) for the purchase and sale of $25 million of shares of Common Stock, no par value per share of the Company (the “Bolger Purchase Agreement”). On November 19, 2010, Mr. Bolger held 12.13% of our outstanding common stock. Thomas M. Wells currently serves as the Cascade Bancorp Board of Directors designee for Mr. Bolger pursuant to an existing shareholders agreement between Mr. Bolger and the Company; Mr. Bolger’s right to nominate one director to the Company’s Board of Directors will continue pursuant to the terms of the Bolger Purchase Agreement. Mr. Bolger is also entitled to be represented on the board of directors of the Bank. Under the Bolger Purchase Agreement, the Company has granted registration rights to Mr. Bolger which are described in greater detail below. In addition, subject to certain customary conditions, the Company has granted Mr. Bolger preemptive rights on any subsequent offering of the Company’s securities. The rights to board representation and preemptive rights briefly outlined above will continue until Mr. Bolger, or his affiliates, ceases to own 5% or more of the outstanding shares of Common Stock of the Company. In connection with the closing of the Bolger Purchase Agreement, the Company reimbursed Mr. Bolger for fees and expenses related to the offering in the amount of $1.75 million.

On January 28, 2011, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Mr. Bolger, affiliates of Lightyear Capital LLC, private equity funds affiliated with Leonard Green & Partners, L.P., an affiliate of WL Ross & Co. LLC, Weichert Enterprise LLC, Keefe Ventures Fund LP, Alden Global Value Recovery Master Fund, L.P. and Cougar Trading, LLC (collectively “the Investors”), in connection with the closing of the transactions contemplated by the Securities Purchase Agreements (the “Securities Purchase Agreement”), dated as of November 16, 2010, among the Company and the Investors. Many of the Investors are greater than 5% holders. Under the Registration Rights Agreement, the Company is required to use its reasonable best efforts to promptly file with, and cause to be declared effective by, the Securities and Exchange Commission, not later than 30 days after the date thereof, a shelf registration statement providing for the resale by the Investors of the shares of common stock of the Company issued by the Company to the Investors in connection with closing of the transactions under the Securities Purchase Agreements. The Registration Rights Agreement also provides the Investors with customary piggyback registration rights.

The Company and the Bank are each parties to Indemnification Agreements with each of its directors. Under the Indemnification Agreement, if a director was or is made a party, or is threatened to be made a party, to or is otherwise involved (including, without limitation, as a witness) in any Proceeding (as defined below), the Company or the Bank, as applicable, will hold harmless and indemnify the director from and against any and all losses, claims, damages, liabilities or expenses (including attorneys’ fees, judgments, fines, taxes or penalties, amounts paid in settlement and other expenses incurred in connection with such Proceeding) (collectively, “Damages”) to the full extent permitted by law. “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the director is, was or becomes involved by reason of the fact that the director is or was a director, officer, employee and/or agent of the Company or the Bank, as applicable, or that, being or having been such a director, officer, employee and/or agent, the director is or was serving at the Company’s or the Bank’s, as applicable, request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the director in an official capacity as a director, officer, partner, trustee, employee or agent or in any other capacity while serving as a director, officer, partner, trustee, employee or agent; provided, however, that, except with respect to an action to enforce the provisions of the Indemnification Agreement, “Proceeding” shall not include any action, suit or proceeding instituted by or at the direction of the director unless such action, suit or proceeding is or was authorized by the Company’s Board of Directors.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based solely upon the Company’s review of the copies of the filings that it received with respect to the fiscal year ended December 31, 2010, and written representations from certain reporting persons that no other reports were required, during fiscal year 2010 all of its officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements.

AUDIT AND NON-AUDIT FEES

Delap LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2010. The Audit Committee pre-approved all of the audit related services, tax services and other services provided by Delap LLP in 2010.

The following table sets forth the aggregate fees for services by the independent auditors for the years ended December 31, 2010 and 2009:

	2010	2009
Audit fees	$220,221	$210,900
Audit-related fees	125,080	109,892
Tax fees	44,047	72,121
Other fees	81,847	115,634
Total Fees	$471,195	$508,547

Audit Fees

Audit fees related to the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2010 and 2009, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such years.

Audit-Related Fees

Audit-related fees pertaining to 2010 and 2009 primarily included fees for the audit of the Company’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act and the audit of the Company’s 401(k) Profit Sharing Plan.

Tax Fees

Tax fees in both 2010 and 2009 included services related to the Company’s estimated tax payments and preparation of the Company’s tax returns. In addition, tax fees in 2010 and 2009 included services related to the Internal Revenue Service examinations of the Company’s 2009 and 2008 tax return, analysis of the Company’s deferred tax assets, and change in ownership limitations.

Other Fees

Other fees for 2010 and 2009 included services related to the Company’s proposed public and private stock offerings and due diligence required by potential private investors. These expenses totaled approximately $15,000 in 2010 and $110,000 in 2009. Also, other fees for 2010 included services related to financial statement restatements (Form 10-K/A and Form 10-Q/A) and regulatory examinations. In addition, other fees related to both 2010 and 2009 included fees in connection with the FDICIA examination and various research projects.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for assuring the independence of the independent auditor, including considering whether provision of non-audit related services is compatible with maintaining the independence of the independent auditor. Any non-audit services provided by the auditor must be pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In fulfilling its oversight responsibility of reviewing the services performed by the Company’s auditor, the Audit Committee carefully reviewed the policies and procedures for the engagement of the independent auditor. The Audit Committee also discussed with Delap LLP, the Company’s independent auditor, the overall scope and plans for the audit and the results of its audit, including the matters required for discussion by Statement of Auditing Standards No. 61. The Audit Committee reviewed the written disclosures regarding the independence of Delap LLP, contained in its letter to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board. The Committee determined the compensation of the independent auditor and followed the established policy for pre-approval of all services, audit and non-audit related, provided by the independent auditor. The Committee met periodically with the independent auditor without management present. The Committee has concluded that the provision of non-audit related services described in “Audit and Non-Audit Fees” are compatible with maintenance of the independence of the independent auditor. The Committee determined the extent of funding that the Company must provide to the Committee to carry out its duties and determined that such amounts were sufficient in 2010.

The Committee recommended, based on the review and discussions summarized above, that the audited consolidated financial statements be included in Cascade Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010.

This report is submitted by the Company’s Audit Committee consisting of Ryan R. Patrick, (Chair), Jerol E. Andres, Gary L. Hoffman and Judith A. Johansen.

PROPOSAL 2. APPROVAL OF AMENDMENT NO. 2 TO THE 2008 PERFORMANCE INCENTIVE PLAN.

The Company’s 2008 Performance Incentive Plan authorizes awards under the Plan of up to 1,000,000 shares of Stock, plus (a) the number of shares of Stock which have been reserved but not issued under the Company’s 2002 Equity Incentive Plan, plus (b) any shares of Stock returned to the Company’s 2002 Equity Incentive Plan after the effective date of this Plan as a result of expiration, cancellation, or forfeiture of awards issued under such plan.

The Compensation Committee of the Board of Directors has determined that in order to enhance employee retention, the Plan should be amended to increase the shares of Stock reserved for issuance under the plan from 1,000,000 to 6,000,000. At December 31, 2010, there were 41,409 shares available for future grant under the plan, so approval of the Proposal would permit the Company to issue 5,000,000 more shares than is currently permissible under the Plan.

The proposed amendment to the Plan is attached to this proxy statement as Appendix A.

Recommendation of the Board

THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2. APPROVAL OF AMENDMENT NO. 2 TO THE 2008 PERFORMANCE INCENTIVE PLAN.

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Delap LLP as the independent auditors to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2011. The selection of independent auditors is being submitted to a vote of the shareholders. If the appointment of the independent auditor is not ratified by shareholder vote, the Audit Committee may appoint another independent auditor or may decide to maintain its appointment of Delap LLP.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee has approved all services provided by Delap LLP and has reviewed and discussed with Delap LLP the fees paid, as described above.

A representative of Delap LLP will be present at the Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

Recommendation of the Board

THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELAP LLP AS INDEPENDENT AUDITORS FOR 2011.

PROPOSAL 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recent legislation, the Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our Named Executive Officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2011 annual meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

This vote is nonbinding. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis” our compensation programs are designed to balance short-term and long-term objectives, and to attract executive talent, retain a team of effective leaders and provide stability for the Company. The compensation framework set forth above balances the Named Executive Officers’ need for current cash, security and funds to cover taxes on long-term incentives with the need for alignment of Named Executive Officers’ long-term interests with those of the shareholders. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards that vest over up to four years) and share ownership guidelines reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES, AND THE RELATED NARRATIVE DISCLOSURE.

PROPOSAL 5. ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board believes that a frequency of “every year” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. Shareholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to the Governance Committee Charter at the Company’s website www.botc.com for information about communicating with the Board.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “EVERY YEAR” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

INFORMATION AVAILABLE TO SHAREHOLDERS

Cascade is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the SEC. Cascade has filed this proxy statement pursuant to Schedule 14(a) of the Exchange Act with the SEC in compliance with its reporting requirements.

The proxy statements, and other information filed with the SEC by Cascade under the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549or from the SEC website at www.sec.gov.

The Company’s 2010 Annual Report including Form 10-K is available to shareholders at www.botc.com/investorrelations, by mail if requested, or provided with this proxy statement. Additional copies of the Annual Report and the Company’s filings of Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission may be obtained by mail without charge from Gregory D. Newton, EVP/Chief Financial Officer, Cascade Bancorp, P.O. Box 369, Bend, Oregon 97709, or e-mail cascades@botc.com.

American Stock Transfer & Trust Company is the Company’s stock transfer agent. American Stock Transfer and Trust Company contact information: 59 Maiden Lane, New York, New York 10038. Phone: 888-777-0321 and website: www.amstock.com.

All forms filed with the SEC and additional shareholder information is available free of charge on the Company’s website: www.botc.com (select/click on “Investment Information” on the left side of the screen.) Alternatively, the SEC maintains an Internet site, www.sec.gov, in which all forms filed electronically may be accessed.

SHAREHOLDER PROPOSALS

In order to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials of Cascade Bancorp for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, be received at the Company’s main office at 1100 N.W. Wall Street, Bend, Oregon 97701 no later than November 15, 2011.

For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at the meeting, timely notice must be received by the Secretary of the Company, in writing, not less than 60 days, nor more than 90 days, before the date of the meeting (for an April 26, 2012, meeting, no earlier than January 26, 2012, and not later than the close of business on February 27, 2012.) See more defined discussion in “Nominating and Corporate Governance Committee.” No shareholder submitted a proposal or notified the Company of business to bring before the Meeting.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

By Order of the Board of Directors

Andrew J. Gerlicher
SECRETARY

Bend, Oregon
March 14, 2011

Appendix A

CASCADE BANCORP
AMENDMENT NO. 2 TO
2008 PERFORMANCE INCENTIVE PLAN

Section 5 of the Plan is amended and restated in its entirely as follows:

5. STOCK SUBJECT TO THE PLAN.

(a) Stock Subject to the Plan.  The maximum number of shares of Stock reserved for the grant or settlement of Awards under the Plan (the “Share Limit”) shall be (a) 6,000,000 shares of Stock, plus (b) the number of shares of Stock which have been reserved but not issued under the Company’s 2002 Equity Incentive Plan, plus (c) any shares of Stock returned to the Company’s 2002 Equity Incentive Plan after the effective date of this Plan as a result of expiration, cancellation, or forfeiture of awards issued under such plan, and shall be subject to adjustment as provided herein. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Grantee, the shares of stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan.

A-1

CASCADE BANCORP
1100 N.W. WALL STREET
BEND, OR 97709
ATTN: TERRI MCCREARY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Jerol E. Andres
02 Henry H. Hewitt
03 Gary L. Hoffman
04 Judith A. Johansen
05 Patricia L. Moss
06 Ryan R. Patrick
07 Thomas M. Wells
08 Chris Casciato
09 Michael Connolly
10 James B. Lockhart III

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

		1 year	2 years	3 years	Abstain
5	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Telephone/Internet insert (BR supplied) is/are available at www.proxyvote.com .

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints GARY L. HOFFMAN and PATRICIA L. MOSS, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Cascade Bancorp (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on April 25, 2011, at 5:30 p.m. Pacific Time, and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

Continued and to be signed on reverse side

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